Exhibit 10.17

EXECUTION VERSION

CITICORP NORTH AMERICA, INC.	ABN AMRO BANK, N.V.
CITIGROUP GLOBAL MARKETS INC.	ABN AMRO INCORPORATED
390 GREENWICH STREET	55 EAST 52ND STREET
NEW YORK, NEW YORK 10013	NEW YORK, NEW YORK 10055

GOLDMAN SACHS CREDIT PARTNERS L.P.
85 BROAD STREET
NEW YORK, NEW YORK, 10004

April 19, 2005

ACCO World Corporation
300 Tower Parkway
Lincolnshire, IL 60069-3640
Attention: Neil Fenwick

Amended and Restated Senior Secured Credit Facilities
                              Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Commitment Letter (including the documents incorporated by reference therein and exhibits thereto, the “Original Commitment Letter”), dated as of March 15, 2005, by and among, you, Citigroup (as defined below) and GSCP (as defined below). ACCO World Corporation, a Delaware corporation (the “Borrower” or “you”), has advised Citigroup, ABN AMRO (as defined below) and Goldman Sachs Credit Partners L.P. (“GSCP” and together with Citigroup and ABN AMRO, the “Commitment Parties,” “we” or “us”) that you desire to establish the senior secured credit facilities described herein (the “Senior Secured Credit Facilities”), the proceeds of which would be used to finance the transactions described in Exhibit A hereto (the “Transaction Description”). Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Transaction Description.

Subject to the terms and conditions described in this amended and restated letter agreement and the attached Exhibits A, B and C (collectively, the “Exhibits,” and together with the Fee Letter referred to below, this “Commitment Letter”), each Commitment Party, severally and not jointly, hereby commits the amounts set forth below opposite such Commitment Party’s name:

	Term A	Term B	Term C
	Facility	Facility	Facility	Revolving
	Commitment	Commitment	Commitment	Facility Commitment

Citigroup:	$85,000,000	$170,000,000	$158,665,850	$63,750,000

GSCP:	65,000,000	130,000,000	121,334,150	48,750,000

ABN AMRO	50,000,000	100,000,000	70,000,000	37,500,000

Total:	$200,000,000	$400,000,000	$350,000,000	$150,000,000

It is understood and agreed that any reduction in the total amount of funds required to consummate the Transactions shall be allocated to a reduction of the Senior Secured Credit Facilities as we shall determine and that any reduction of any of the Senior Secured Credit Facilities shall reduce the several commitments of the Commit-

ment Parties in respect thereof in the same proportion as the commitment of each Commitment Party with respect to the Senior Secured Credit Facility that is reduced bears to the aggregate amount of such Senior Secured Credit Facility.

For purposes of this Commitment Letter, (i) “Citigroup” shall mean Citicorp North America, Inc. and/or any affiliate thereof, including Citigroup Global Markets Inc. (“CGMI”), as Citigroup shall determine to be appropriate to provide the services contemplated herein and (ii) “ABN AMRO” shall mean ABN AMRO Bank, N.V. and/or any affiliate thereof, including ABN AMRO Incorporated (“ABN AMRO Inc.”), as ABN AMRO shall determine to be appropriate to provide the services contemplated herein.

1. Conditions Precedent

The commitments of the Commitment Parties hereunder are subject to:

     (a) The preparation, execution and delivery of customary definitive documentation with respect to the Senior Secured Credit Facilities, including the credit agreement, security agreements, an intercreditor agreement and guarantees incorporating the terms and conditions outlined in this Commitment Letter and reasonably satisfactory to you, your counsel, the Commitment Parties and their counsel (the “Operative Documents”).

     (b) The absence of any event or occurrence (excluding the existence of any event, condition or occurrence disclosed on the schedules to the Acquisition Agreement most recently provided to the Commitment Parties prior to the date hereof (but not any adverse development with respect to any such event, condition or occurrence disclosed on such schedules)) which has resulted in or would reasonably be expected to result in any material adverse change in the business or condition (financial or otherwise) of Gemini and its subsidiaries, taken as a whole, or Borrower and its subsidiaries, taken as a whole, since December 31, 2003.

     (c) The accuracy and completeness in all material respects of all representations that Borrower makes in this Commitment Letter and that the Seller, Borrower and Gemini make in the Acquisition Agreement.

     (d) The payment in full of all fees, expenses and other amounts payable under this Commitment Letter and the Fee Letter.

     (e) The execution, delivery and compliance with the terms of (A) the engagement letter (the “Engagement Letter”) of even date herewith between CGMI, ABN AMRO, Goldman, Sachs & Co. and you, (B) this Commitment Letter, and (C) the Fee Letter.

     (f) The Commitment Parties not becoming aware (whether as a result of their due diligence analyses and review or otherwise) after the date of the Original Commitment Letter of any material information not previously known to each Commitment Party which is inconsistent in a material and adverse manner with the information (taken as a whole) disclosed to such Commitment Party prior to the date of the Original Commitment Letter (other than information relating to any event or development occurring after the date of the Original Commitment Letter not contemplated by such information).

2. Commitment Termination

Each Commitment Party’s commitment set forth in this Commitment Letter will terminate on the earlier of (i) November 30, 2005, (ii) the date the Operative Documents become effective and (iii) the termination of the Acquisition Agreement. Before such date, each Commitment Party may terminate its commitment hereunder if any event occurs or information becomes available that results or would reasonably be expected to result in the failure to satisfy any condition set forth in Section 1.

3. Syndication

Each Commitment Party reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of its commitment to one or more other financial institutions that will become parties to the Operative Documents pursuant to syndications to be managed by Citigroup in consultation with you (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the “Lenders”). Borrower understands that Citigroup intends to commence syndication efforts promptly after you publicly announce the Transactions and it may elect to appoint one or more agents to assist in such syndication efforts.

Citigroup will act as the Joint Lead Arranger and Joint Book Runner (with “physical bookrunner status”) for the First Priority Facilities and the Term C Facility, the Syndication Agent for the Term C Facility and Administrative Agent with respect to each of the Senior Secured Credit Facilities, ABN AMRO Inc. will act as the Joint Lead Arranger and Joint Book Runner for the First Priority Facilities, ABN AMRO Bank, N.V. will act as Syndication Agent for the First Priority Facilities, GSCP will act as the Joint Lead Arranger and Joint Book Runner for the Term C Facility and Citigroup will manage all aspects of the syndication of the Senior Secured Credit Facilities in consultation with Borrower and the other Commitment Parties, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders, the assignment of any titles and the compensation to be provided to the Lenders; provided that (i) Citigroup’s name shall receive “top left” placement on any marketing materials with respect to the Senior Secured Credit Facilities, (ii) ABN AMRO’s name shall receive “top right” placement on any marketing materials with respect to the First Priority Facilities and (iii) GSCP’s name shall receive “top right” placement on any marketing materials relating solely to the Term C Facility.

Borrower shall take all action that Citigroup may reasonably request to assist it in forming a syndicate acceptable to Citigroup and Borrower. Borrower’s assistance in forming such syndicate shall include but not be limited to: (i) making senior management, representatives and advisors of Borrower available to participate in informational meetings with potential Lenders at such times and places as Citigroup may reasonably request; (ii) using its commercially reasonable efforts to ensure that the syndication effort benefits from Seller’s existing lending relationships; (iii) at Citigroup’s reasonable request, assisting in the preparation of a confidential information memorandum for the Senior Secured Credit Facilities and other marketing materials to be used in connection with the syndication; (iv) promptly providing the Commitment Parties with all information reasonably deemed necessary by them to successfully complete the syndication; and (v) obtaining ratings from Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service (“Moody’s”) for each of the Senior Secured Credit Facilities promptly after the date of this Commitment Letter.

At the reasonable request of Citigroup, Borrower agrees to assist in the preparation of a version of the information package and presentation to be provided to prospective Lenders that does not contain material non-public information concerning Borrower, Gemini or Seller, their respective affiliates or their securities. In addition, Borrower agrees that, except in the case of financial projections, unless specifically labeled “Private — Contains Non-Public Information,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Senior Secured Credit Facilities, whether through an internet site (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning Borrower, Gemini, Seller, their respective affiliates or their securities.

To ensure an orderly and effective syndication of the Senior Secured Credit Facilities, Borrower agrees that, until the earlier of (i) the 90th day following the Closing Date and (ii) a Successful Syndication (as defined in the Fee Letter), it will not and will use commercially reasonable efforts to cause Gemini and each of their respective affiliates (other than Seller and its affiliates other than the Borrower) to not (including through enforcing its rights under Section 6.1(g) of the Acquisition Agreement), syndicate or issue, attempt to syndicate or issue, an-

nounce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof unless such renewals are permitted by the Acquisition Agreement, do not increase the amount thereof and are with the same lender or group of lenders), without the prior written consent of Citigroup other than the Senior Secured Credit Facilities and/or the Notes.

Borrower agrees that no additional agents, co-agents or lead arrangers will be appointed, or other titles conferred, without the consent of Citigroup. Borrower agrees that no Lender or other person will receive any compensation of any kind for its participation in the Senior Secured Credit Facilities or otherwise in connection with the matters addressed herein, except as expressly provided in the Fee Letter or in the Exhibits.

4. Fees

In addition to the fees described in Annex I to Exhibit B, Borrower will pay (or cause to be paid) fees set forth in the letter agreement dated the date hereof (the “Fee Letter”) between Borrower and the Commitment Parties. The terms of the Fee Letter are an integral part of each Commitment Party’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in Annex I to Exhibit B shall be nonrefundable when paid.

5. Indemnification

Borrower agrees to indemnify and hold harmless each Commitment Party and each of their respective affiliates and each of their respective officers, directors, partners, employees, agents, advisors and representatives (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with, any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case arising out of or in connection with or relating to the Original Commitment Letter, this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Senior Secured Credit Facilities, except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct by such Indemnified Person. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by Borrower, Gemini, the Seller, any of their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

If the foregoing indemnity is unavailable to any Indemnified Person for any reason, Borrower will contribute to the amount paid or payable by such Indemnified Person as a result of any claims, damages, liabilities, losses or reasonable expenses, in such proportion as is appropriate to reflect (i) the relative economic interests of such Indemnified Person, on the one hand, and Borrower, Gemini and the Seller, on the other hand, in the matters contemplated by this Commitment Letter, (ii) the relative fault of each of them in connection with such claim, damage, liability or reasonable expense and (iii) any other relevant equitable considerations.

No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Borrower, Gemini, the Seller or any of their securityholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. In no event, however shall any Indemnified Party be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

6. Costs and Expenses

Borrower shall pay or reimburse each Commitment Party within 10 days of receiving a written demand for all reasonable and invoiced costs and expenses incurred by such Commitment Party (whether incurred before or after the date hereof) in connection with the Senior Secured Credit Facilities and the preparation, negotiation, execution and delivery of the Original Commitment Letter, this Commitment Letter, the Operative Documents and any security arrangements in connection therewith, including, without limitation, the reasonable and invoiced fees and disbursements of counsel, regardless of whether any of the transactions contemplated hereby are consummated. Borrower further agrees to pay all reasonable and invoiced costs and expenses of each Commitment Party (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

7. Confidentiality

By accepting delivery of this Commitment Letter, Borrower agrees that this Commitment Letter and the Original Fee Letter (as defined in the Fee Letter) are for its confidential use only and that neither their existence nor the terms hereof or thereof will be disclosed by it to any person other than the officers, directors, employees, accountants, attorneys, agents, representatives and advisors of Borrower, and then only on a confidential basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, (i) Borrower may disclose this Commitment Letter (other than the Fee Letter) to Gemini, the Seller, and their respective officers, directors, employees, accountants, attorneys, agents, representatives and advisors on a confidential basis in connection with the Transactions or, with the consent of the Commitment Parties, in connection with the syndication of the Senior Secured Credit Facilities, (ii) Borrower (or any of its affiliates) may file a copy of this Commitment Letter (other than the Fee Letter) as required by law or any judicial, administrative or regulatory proceeding to be filed and (iii) Borrower (or any of its affiliates) may make such other public disclosures of the terms and conditions hereof and the Original Fee Letter as Borrower is required by law or any judicial, administrative or regulatory proceeding to make. Notwithstanding the foregoing, upon acceptance by you of this Commitment Letter and your delivery of an executed signature page to this Commitment Letter to the Commitment Parties, your confidentiality obligations with respect to this Commitment Letter (but not the Fee Letter or the Original Fee Letter) shall terminate.

8. Representations and Warranties

Borrower represents and warrants that (i) all information (other than projections and forward-looking information) that has been or will hereafter be made available to any Commitment Party, Lender or potential Lender by or on behalf of Borrower, Gemini, the Seller or any of their respective representatives in connection with the transactions contemplated hereby is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made; provided, that with respect to information relating to the Seller or Gemini, such representation and warranty is limited to the best of Borrower’s knowledge and (ii) all projections and other forward-looking information, if any, that have been or will be prepared by or on behalf of Borrower, Gemini, the Seller or any of their respective representatives and made available to any Commitment Party, Lender or potential Lender have been or will be prepared in good faith based upon assumptions that are believed by Borrower, Gemini or the Seller, as applicable, to be reasonable at the time made and at the time the related projections or other forward-looking information are made available by any such person (it being understood that (1) no assurance has been or will be given that any projections or forward-looking information will be achieved, (2) the projections and forward-looking information are not a guaranty of future performance, (3) actual results may differ from projected or forward-looking results and such differences may be material and (4) with respect to projections and forward-looking information relating to Gemini or Seller, such representation and warranty is limited to the best of Borrower’s knowledge). If, at any time from the date hereof until the execution and delivery of the Operative Documents, any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the information or projections were being furnished, and such representations and warranties were being made, at such time, then Borrower will promptly supplement the information and the projections so that such representations and warranties will be correct under those circumstances.

In issuing this Commitment Letter and in arranging the Senior Secured Credit Facilities including the syndications of the Senior Secured Credit Facilities, each Commitment Party will be entitled to use, and to rely on the accuracy (subject, in the case of projections and forward-looking information, to the inherent limitations on such information as described in the preceding paragraph) of, the information furnished to it by or on behalf of Borrower, Gemini, the Seller or any of their respective representatives without responsibility for independent verification thereof.

9. No Third Party Reliance; Sharing Information

The agreements of each Commitment Party hereunder and of any Lender that issues a commitment to provide financing under the Senior Secured Credit Facilities are made solely for the benefit of Borrower and may not be relied upon or enforced by any other person. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

Borrower acknowledges that each Commitment Party may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with Borrower’s interests. Consistent with each Commitment Party’s policy to hold in confidence the affairs of its clients and any applicable confidentiality agreements or arrangements, no Commitment Party will furnish confidential information obtained from Borrower or its affiliates to any of its other clients. Furthermore, no Commitment Party will use in connection with the transactions contemplated hereby, or furnish to Borrower, confidential information obtained by such Commitment Party from any other person. Furthermore, as Borrower knows, each Commitment Party may from time to time effect transactions, for its own account or the account of customers, and hold positions in loans or options on loans of Borrower, Gemini, Seller and other companies that may be the subject of this arrangement. In addition, each Commitment Party is a full service securities firm and as such may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of Borrower, Gemini, Seller and other companies that may be the subject of this arrangement.

10. Assignments

Borrower may not assign or delegate any of its rights or obligations under this Commitment Letter or any Commitment Party’s commitment hereunder without each Commitment Party’s prior written consent, and any attempted assignment without such consent shall be void.

11. Amendments

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto. Any Commitment Party may employ the services of its affiliates in providing certain services hereunder and may, subject to compliance with applicable securities laws and the terms of any other applicable confidentiality agreement, exchange with such affiliates information concerning Borrower, Gemini, Seller and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to the Commitment Parties hereunder.

12. Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Sections 3 (but only if the Closing Date occurs) through 8, 12 and 13 of this Commitment Letter and the Fee Letter shall survive the termination of the Commitment Parties’ commitments hereunder provided, that your obligations under the provisions of Sections 5 through 8 shall automatically terminate and, to the extent applicable, be superseded by the corresponding provisions of the Operative Documents upon the execution and delivery thereof. You acknowledge that information and documents relating to the Senior Secured Credit Facilities may be transmitted through Intralinks, the internet or similar electronic transmission systems. Upon your execution and delivery of this Commitment Letter, the commitments under the Original Commitment Letter shall terminate and the Original Commitment Letter shall be of no further force and effect and the provisions of this Commitment Letter shall thereafter be binding upon you and the Commitment Parties in accordance with its terms.

13. Waiver of Jury Trial, Etc.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

With respect to all matters relating to this Commitment Letter, the Exhibits, the Fee Letter and the Engagement Letter, you hereby irrevocably (i) submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in the State of New York, County of New York, and any appellate court from any thereof, (ii) agree that all claims related hereto may be heard and determined in such courts, (iii) waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (iv) agree that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (v) waive any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process or setoff to which you or your properties or assets may be entitled and (vi) consent to the service of any and all process with respect to all matters relating to this Commitment Letter by the mailing of copies of such process to Borrower at its address shown above, or in any other manner permitted by law.

14. Patriot Act

Each Commitment Party hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each Commitment Party and the Lenders are required to obtain, verify and record information that identifies Borrower, which information includes the name, address, tax identification number and other information regarding Borrower that will allow such Commitment Party or such Lender to identify Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Commitment Party and the Lenders.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to John McAuley, Director, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013 (facsimile: (212) 723-8590), Alexander Byers, Director, ABN AMRO Incorporated, 55 East 52nd Street, New York, New York 10055 (facsimile: (212) 409-7497), and Thomas Spoto, Vice President, Goldman Sachs Credit Partners L.P., 85 Broad Street, New York, New York 10004 facsimile (212) 902-3000, at or before 5:00 p.m. (New York City time) on April 22, 2005, the time at which the provisions of this Commitment Letter (if not so accepted prior thereto) shall terminate.

[Signature Page Follows]

If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours, CITICORP NORTH AMERICA, INC.
By:	/s/ JOHN McAULEY
	Name:	John McAuley
	Title:	Vice President

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ JOHN McAULEY
	Name:	John McAuley
	Title:	Director

ABN AMRO INCORPORATED
By:	/s/ CHARLES F. RANDOLPH
	Name:	Charles F. Randolph
	Title:	Managing Director

ABN AMRO BANK, N.V.
By:	/s/ CHARLES F. RANDOLPH
	Name:	Charles F. Randolph
	Title:	Managing Director

By:	/s/ LINDA BOARDMAN
	Name:	Linda Boardman
	Title:	Vice President and Director

GOLDMAN SACHS CREDIT PARTNERS L.P.
By:	/s/ WILLIAM W. ARCHER
	Name:	William W. Archer
	Title:	Managing Director

Accepted and agreed to as of
the date first written above:

ACCO WORLD CORPORATION

By:	/s/ NEAL FENWICK
Name: Neal Fenwick
Title: EVP, Finance and Administration

CONFIDENTIAL	EXHIBIT A

Transaction Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter relating to this Transaction Description. The following transactions, including the Acquisition and the Merger, are referred to herein as the “Transactions.”

1.	General Binding Corporation (“Gemini”), Borrower, a newly formed Delaware corporate subsidiary of Borrower (“Acquisition Sub”) and Fortune Brands, Inc. (“Seller”) has entered into an agreement dated as of March 15, 2005 (the “Acquisition Agreement” and together with the schedules thereto and the other Transaction Agreements (as defined in the Acquisition Agreement), the “Acquisition Documents”), pursuant to which the following transactions will occur substantially simultaneously: (i) Borrower will issue a note to Seller in the aggregate principal amount of $625.0 million (the “Dividend Note”), (ii) Seller will cause all of the shares of capital stock of Borrower to be distributed to Seller’s stockholders (the “Spin-Off”) and (iii) Gemini will be merged (the “Merger”) with and into Acquisition Sub, with Gemini being the surviving corporation and a wholly-owned subsidiary of Borrower and stockholders of Gemini receiving newly issued shares of common stock of Borrower representing approximately 34% of the outstanding common stock of Borrower after giving effect to the Transactions.

2.	Borrower will borrow (i) $200.0 million of loans under a new Term A Loan Facility (the “Term A Facility”), (ii) $400.0 million of loans under a new Term B Loan Facility (the “Term B Facility”) and (iii) $7.4 million of loans under a new Revolving Credit Facility (the “Revolving Facility” and together with the Term A Facility and the Term B Facility, the “First Priority Facilities”).

3.	Borrower will either (i) borrow $350.0 million in loans under a new Term C Loan Facility (the “Term C Facility” and, together with the First Priority Facilities, the “Senior Secured Credit Facilities”) or (ii) issue $350.0 million in aggregate principal amount of its senior subordinated notes (the “Notes”) in a public offering or in a Rule 144A or other private placement.

4.	Costs and expenses incurred in connection with the foregoing transactions will be paid in an amount not to exceed approximately $48.2 million (the “Transaction Costs”).

5.	Borrower will use the proceeds of the First Priority Facilities and the Term C Facility or the Notes to (i) repay the Dividend Note, (ii) repay all outstanding indebtedness (the “Indebtedness to be Repaid”) of Borrower, Gemini and their subsidiaries and (iii) pay the Transaction Costs.

6.	The estimated sources and uses of the funds necessary to consummate the Acquisition and the other Transactions are set forth on Annex I hereto (the “Sources and Uses of Funds”).

A-1

ANNEX I
to Transaction Description

Sources and Uses of Funds
($ in millions)

Sources		Uses
Term A Facility	$200.0	Repayment of Dividend Note	$625.0
Term B Facility	400.0	Repayment of Indebtedness to be Repaid	301.5
Initial Drawing on Revolving Facility[a]	0	Transaction Fees and Expenses	48.2
Cash on Hand	24.7
Term C Facility or Notes	350.0

TOTAL SOURCES	$974.7	TOTAL USES	$974.7

[a]	Total commitments of $150.0 million at closing.

A-I-1

CONFIDENTIAL	EXHIBIT B

Senior Secured Credit Facilities
Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the Transaction Description relating to this Summary of Principal Terms and Conditions.

Borrower:	ACCO World Corporation following the merger of Gemini into Acquisition Sub (“Borrower”) and, with respect to any foreign subfacility, certain of Borrower’s subsidiaries to be agreed.

Acquisition:	As described in the Transaction Description.

Administrative Agent:	Citicorp North America, Inc. (in its capacity as Administrative Agent, the “Agent”).

Joint Lead Arranger and Joint Book- Runners for the First Priority Facilities:	Citigroup Global Markets Inc. (“CGMI”) and ABN AMRO Incorporated (“ABN AMRO Inc.” and together with CGMI in such capacity, the “First Priority Facilities Lead Arrangers”).

Joint Lead Arrangers and Joint Book Runners for the Term C Facility:	CGMI and Goldman Sachs Credit Partners L.P. (“GSCP” and together with CGMI in such capacity, the “Term C Facility Lead Arrangers”; the First Priority Facilities Lead Arrangers and the Term C Facility Lead Arrangers are collectively referred to as the “Lead Arrangers”).

Syndication Agent for First Priority Facilities:	ABN AMRO Bank, N.V.

Syndication Agent for Term C Facility:	CGMI.

Documentation Agent:	GSCP.

Lenders:	A syndicate of financial institutions arranged by the Lead Arrangers in a syndication to be managed by CGMI in consultation with Borrower (the “Lenders”).

Senior Secured Credit Facilities:	(A)	A Senior First Lien Term Loan A Facility in an aggregate principal amount of $200.0 million (the “Term A Facility”; loans thereunder the “Term A Loans”).

	(B)	A Senior First Lien Term Loan B Facility in an aggregate principal amount of $400.0 million (the “Term B Facility” and together with the Term A Facility, the “First Priority Term Facilities”; the loans under the Term B Facility, the “Term B Loans”).

	(C)	A Senior Second Lien Term Loan C Facility in an aggregate principal amount of $350.0 million (the “Term C Facility” and together with the First Priority Term Facilities, the “Term Facilities”; the loans under the Term C Facility, the “Term C Loans”).

	(D)	A Senior Revolving Credit Facility in an aggregate principal amount of $150.0 million (the “Revolving Facility” and together with the First Priority Term Facilities, the “First Priority Facilities”).

Dollar equivalent amounts to be agreed of the Term A Facility and/or the Revolving Facility will be available for borrowings in Euros, UK Sterling, Canadian Dollars and Australian Dollars by certain of Borrower’s foreign subsidiaries on terms and conditions to be agreed and dollar equivalent amounts to be agreed of the Term B Facility may also be available for borrowings in Euros by certain of the Borrowers foreign subsidiaries on terms and conditions to be agreed (it being understood that the applicable margins set forth on Annex I may not be available for foreign currency borrowings under any portion of the Term B Facility).

Purpose and Availability:	(A)	Term Facilities

The full amount of the Term Facilities will be available in a single drawing on the date on which the Merger is consummated (the “Closing Date”) and applied to consummate the Transactions as set forth in the Transaction Description. Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.

	(B)	Revolving Facility

The proceeds of loans under the Revolving Facility will be used by Borrower for general corporate purposes. Loans under the Revolving Facility will be available on and after the Closing Date and at any time before the final maturity of the Revolving Facility, in minimum principal amounts to be agreed; provided, however, that no more than $25.0 million of loans (increased by a seasonal working capital adjustment in an amount to be agreed) may be drawn under the Revolving Facility on the Closing Date. Amounts repaid under the Revolving Facility may be reborrowed.

A portion of the Revolving Facility not in excess of an amount to be agreed upon shall be available for the issuance of letters of credit (the “Letters of Credit”) by Lenders to be agreed upon (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date (as defined below), provided that any Letter of Credit with a one-year tenor may, subject to the conditions set forth in the Operative Documents, provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day. To the extent that Borrower does not so reimburse the Issuing Lender within one business day, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

A portion of the Revolving Facility not in excess of an amount to be agreed upon shall be available for swingline loans (the “Swingline Loans”) from one or more Lenders to be agreed upon (in such capacity, the “Swingline Lender”) on same-day notice. Any such Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swingline Loan.

Final Maturity and Amortization:	(A)	The Term A Facility will mature on the date that is five years after the Closing Date, and will amortize in quarterly installments over such period in amounts to be determined.

	(B)	The Term B Facility will mature on the date that is 7 years after the Closing Date, and will amortize in quarterly installments over such period in an amount equal to 1% per annum with the balance due at final maturity.

	(C)	The Term C Facility will mature on the date that is seven years and six months after the Closing Date, and will amortize in quarterly installments over such period in an amount equal to 1% per annum with the balance due at final maturity.

	(D)	The Revolving Facility will mature on the date that is 5 years after the Closing Date (the “Revolving Termination Date”).

Interest Rates and Fees:	As set forth on Annex I hereto and in the Fee Letter.

Guarantors:	Each of Borrower’s direct and indirect domestic subsidiaries existing on the Closing Date or thereafter created or acquired shall unconditionally guarantee, on a joint and several basis, all obligations of Borrower under the Senior Secured Credit Facilities and (to the extent relating to the Loans) under each interest rate protection agreement and non-speculative currency exchange rate agreement entered into with a Lender or an affiliate of a Lender. Any foreign subfacility shall be guaranteed on a joint and several basis by Borrower and other entities acceptable to the Agent (with due regard for foreign tax and other considerations). Each guarantor of any of the Senior Secured Credit Facilities is herein referred to as a “Guarantor” and its guarantee is referred to herein as a “Guarantee”; Borrower and the Guarantors are herein referred to as the “Credit Parties.”

Collateral:	The First Priority Facilities, the Guarantees of the First Priority Facilities, and (to the extent relating to the Loans) the obligations of Borrower under each interest rate protection agreement and non-speculative currency exchange rate agreement entered into with a Lender or any affiliate of a Lender will be secured by (A) a perfected first priority lien on, and pledge of, all of the intercompany notes of Borrower and all of the capital stock and intercompany notes of each of the direct and indirect subsidiaries of Borrower existing on the Closing Date or thereafter created or acquired, except that with respect to non-U.S. subsidiaries such lien and pledge shall be limited to 65% of the capital stock of “first-tier” non-U.S. subsidiaries and (B) a perfected first priority lien on, and security interest in, all of the material tangible and intangible properties and assets (including all contract rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing) of each Credit Party (collectively, the “Collateral”), except in each case for those properties and assets as to which the Agent shall reasonably determine that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby (it being understood that none of the foregoing shall be subject to any other liens or security interests, except for a second priority lien securing the Term C Facility and certain customary exceptions and permitted liens to be agreed upon). In addition any foreign subfacility will be secured by collateral acceptable to the Agent (with due regard for foreign tax and other considerations).

The Term C Facility will be secured by a second priority lien on and pledge of the Collateral subject to certain customary exceptions and permitted liens to be agreed upon.

All such security interests will be created pursuant to customary documentation reasonably satisfactory in all respects to the Agent and Borrower, and on the Closing Date, such security interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Agent shall have been made) and the Agent shall have received reasonably satisfactory evidence thereof. The respective rights of the Lenders under the First Priority Facilities and the Term C Facility with respect to the Collateral will be governed by an intercreditor agreement in form and substance satisfactory to the Agent.

Optional Prepayments and Reductions in Commitments:	Optional prepayments of borrowings under the Senior Secured Credit Facilities, and optional reductions of the unutilized portion of the Revolving Facility commitments, will be permitted at any time, in minimum principal amounts to be agreed, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period; provided that no prepayment of the Term C Facility shall be permitted prior to repayment of the First Priority Facilities (other than with the proceeds of the Notes or any other incurrence of senior subordinated debt).

Mandatory Prepayments:	Subject to the next paragraph, Loans under the Senior Secured Credit Facilities shall be prepaid with (a) 50% of Excess Cash Flow (to be defined), such 50% reducing to 25% for any fiscal year for which the total leverage ratio is less than a level to be determined and further reducing to 0% for any fiscal year for which the total leverage ratio is less than a level to be determined, (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by Borrower and its subsidiaries (including insurance and condemnation proceeds in excess of an agreed amount), subject to the right of Borrower to reinvest and subject to limited exceptions to be agreed, (c) 100% of the net proceeds of issuances of debt obligations of Borrower and its subsidiaries, and (d) 50% of the net proceeds of issuances of equity of Borrower, subject to exceptions to be agreed including for investments, capital expenditures or repayment of indebtedness within certain time periods.

Application of Prepayments:	All optional prepayments applicable to the Senior Secured Credit Facilities shall be applied first, to the First Priority Facilities as elected by Borrower and second, to the Term C Facility. All mandatory prepayments (except as provided below with respect to a refinancing of the Term C Facility with the proceeds of the Notes, other senior subordinated indebtedness or the proceeds of equity issuances) shall be applied to the First Priority Term Facilities and, as to any such facility, pro rata to the remaining amortization payments thereunder. When there are no longer outstanding loans under the First Priority Term Facilities, mandatory prepayments will be applied to permanently reduce commitments under the Revolving Facility (with corresponding prepayments of outstanding obligations under the Revolving Facility, if necessary). When there are no longer any outstanding loans or commitments under the First Priority Facilities, mandatory prepayments will be applied pro rata to the remaining amortization payments under the Term C Facility. Amounts prepaid in respect of the Term Loans may not be reborrowed.

The proceeds of the Notes or any other incurrence of senior subordinated debt and the amount of any equity issuance that is required to be applied to a prepayment of the Senior Secured Credit Facilities shall be applied to reduce to zero the commitments in respect of or, if after the Closing Date, to reduce to zero the funded amount of, first, the Term C Facility, second, the First Priority Term Facilities, and third the Revolving Facility.

Representations and Warranties:	Usual for facilities and transactions of this type, in each case, subject to customary exceptions, limitations and qualifications to be agreed and other exceptions reasonably acceptable to the Commitment Parties, including, without limitation:

	1.	Corporate status and authority.

	2.	Execution, delivery, and performance of loan documents do not violate law or other agreements.

3.	No government or regulatory approvals required, other than (i) approvals in effect or (ii) as to which the failure to obtain would not be material to Borrower and its subsidiaries, taken as a whole.

4.	Due authorization, execution and delivery of Operative Documents; Legality, validity, binding effect and enforceability of the Operative Documents.

5.	Ownership of Borrower and its subsidiaries.

6.	Accuracy of financial statements and other information.

7.	No event or occurrence which would reasonably be expected to result in a material adverse change in (i) the business or condition (financial or otherwise) of Borrower and its subsidiaries, taken as a whole, (ii) the ability of the Credit Parties to perform their respective obligations under the Operative Documents or (iii) the ability of the Agent and the Lenders to enforce the Operative Documents (any of the foregoing being a “Material Adverse Change”).

8.	Solvency of Borrower and Borrower and its subsidiaries taken as a whole.

9.	No action, suit, investigation, litigation or proceeding pending or, to be Borrower’s knowledge, threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to result in a Material Adverse Change.

10.	Payment of taxes.

11.	Accurate and complete disclosure.

12.	Compliance with margin regulations.

13.	No default under material agreements or the Operative Documents.

14.	Inapplicability of the Investment Company Act and Public Utility Holding Company Act.

15.	Use of proceeds.

16.	Insurance.

17.	Labor matters.

18.	Material compliance with laws and regulations, including ERISA, and all applicable environmental laws and regulations.

	19.	Ownership of properties and necessary rights to intellectual property.

	20.	Validity, priority and perfection of security interests in collateral.

Conditions Precedent to Initial Borrowing:	Those specified in the Summary of Additional Conditions Precedent as described in Exhibit C.

Conditions Precedent to Each Borrowing:	Conditions precedent to each borrowing or issuance of a Letter of Credit (including at the Closing Date) under the Senior Secured Facilities will include, (1) the absence (both before and after the making of any extension of credit) of any continuing default or event of default under the Operative Documents and (2) the accuracy of all representations and warranties of the Credit Parties in the Operative Documents in all material respects (other than representations and warranties that relate to a specific date which shall be accurate in all material respects as of the date made).

Reporting Covenants:	Usual for facilities and transactions of this type (to be applicable to Borrower and each of its subsidiaries), including, without limitation:

	1.	Delivery of independently audited annual consolidated financial statements and unaudited quarterly financial statements.

	2.	Other reporting requirements and notices of default and litigation.

Affirmative Covenants:	Usual for facilities and transactions of this type (to be applicable to Borrower and its subsidiaries), including, without limitation, and, in each case, subject to customary exceptions, limitations and qualifications to be agreed and other exceptions reasonably acceptable to the Commitment Parties:

	1.	Preservation of organizational existence.

	2.	Material compliance with laws (including ERISA and applicable environmental laws).

	3.	Conduct of business.

	4.	Payment of taxes.

	5.	Payment and/or performance of obligations.

	6.	Maintenance of insurance.

	7.	Access to books and records and visitation and access rights.

	8.	Maintenance of books and records.

	9.	Maintenance of properties.

	10.	Use of proceeds.

	11.	Environmental matters.

	12.	Provision of additional collateral, subsidiary guarantees and, subject to thresholds to be agreed, mortgages.

	13.	Interest rate contracts.

	14.	Further assurances.

Negative Covenants:	Usual for facilities and transactions of this type (to be applicable to Borrower and its subsidiaries), including, without limitation, subject in each case to customary limitations, qualifications and exceptions to be agreed and other exceptions reasonably acceptable to the Commitment Parties:

	1.	Limitations on liens.

	2.	Limitations on debt (including debt incurred by direct or indirect subsidiaries and obligations in respect of foreign currency exchange and other hedging arrangements).

	3.	Limitations on dividends, redemptions and repurchases with respect to capital stock.

	4.	Limitations on prepayments, redemptions and repurchases of debt (other than loans under the First Priority Facilities and other than the prepayment of loans under the Term C Facility with the proceeds of any Notes issued after the Closing Date, which Notes shall have terms and conditions reasonably satisfactory to the Lenders).

	5.	Limitations on loans and investments.

	6.	Limitations on capital expenditures.

	7.	Limitations on mergers, consolidations, acquisitions, asset dispositions and sale/leaseback transactions.

	8.	Limitations on transactions with affiliates.

	9.	Limitations on changes in business conducted by Borrower and its subsidiaries.

	10.	Limitations on amendment of debt and other material agreements (other than agreements relating to the operation of the business of Borrower and its subsidiaries).

	11.	Limitations on restrictions on distributions from subsidiaries.

	12.	Limitations on the issuance and sale of capital stock of subsidiaries.

Financial Covenants:	The following financial covenants (in each case with definitions and levels to be agreed) to be tested quarterly following the Closing Date starting with the fiscal quarter ending December 31, 2005:

	1.	A maximum ratio (the “Total Leverage Ratio”) of Total Debt (to be defined) of Borrower and its subsidiaries to trailing four quarter EBITDA (to be defined) of Borrower and its subsidiaries starting at a level to be agreed, with stepdowns to be agreed.

	2.	A minimum ratio of trailing four quarter EBITDA of Borrower and its subsidiaries to cash interest expense of Borrower and its subsidiaries for the same period starting at a level to be agreed, with stepups to be agreed.

Interest Rate Management:	An amount designated by the Agent of the projected outstandings under the Senior Secured Credit Facilities must be hedged on terms and for a period of time reasonably satisfactory to the Agent with a counterparty reasonably acceptable to the Agent.

Events of Default:	Usual for facilities and transactions of this type (to be applicable to Borrower and its subsidiaries) subject to customary grace periods, exceptions, qualifications and limitations to be agreed, including, without limitation:

	1.	Failure to pay principal when due or, after 5 day grace period, interest or any other amount when due.

	2.	Representations or warranties under the Operative Documents materially incorrect when given.

	3.	Failure to comply with covenants under the Operative Documents (with notice and cure periods as applicable).

	4.	Cross-default and cross-acceleration to debt aggregating an amount to be agreed or more.

	5.	Unsatisfied judgment or order in excess of an amount to be agreed individually or in the aggregate.

	6.	Bankruptcy or insolvency.

	7.	ERISA events in amounts to be agreed.

	8.	Change of control or ownership.

	9.	Actual or asserted (by any Credit Party) invalidity of any collateral or Guarantee or other Operative Document.

Voting:	Amendments and waivers of the Operative Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Credit Facilities, except that in certain circumstances the consent of a greater percentage (or of all) the Lenders (or a class thereof) may be required and in certain circumstances a separate class vote of Lenders under the First Priority Facilities or the Term C Facility may be required.

Assignment and Participation:	The Lenders will have the right to assign loans and commitments to their affiliates and to other Lenders or to grant a security interest in the loans to any Federal Reserve Bank without restriction or to assign loans and commitments to other financial institutions, with the consent, not to be unreasonably withheld, of the Agent and Borrower (except that no such consent of Borrower need be obtained in connection with the primary syndication or if any default then exists or for any assignment to a Lender or any affiliate thereof). Minimum aggregate assignment level (except to other Lenders) of $2,500,000 ($1,000,000 for the Term Facilities) and increments of $1,000,000 in excess thereof. The parties to the assignment (other than Borrower) shall pay to the Agent an administrative fee of $3,500.

Each Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.

Yield Protection, Taxes and Other Deductions:	The loan documents will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of funding, funding losses and reserve and capital adequacy requirements.

All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office) subject to customary exceptions, limitations and qualifications to be agreed upon.

Expenses and Indemnification:	Customary provisions regarding expense reimbursement and indemnification (including indemnification in connection with the syndication of the Senior Secured Credit Facilities) by the Credit Parties subject to customary exceptions, limitations and qualifications to be agreed upon.

Governing Law and Forum:	New York.

Counsel to the Commitment Parties:	Cahill Gordon & Reindel LLP.

ANNEX I
to Exhibit B

Senior Secured Credit Facilities
Interest Rates and Fees

Interest Rates:	Borrower will be entitled to make borrowings based on ABR plus the Applicable Margin or LIBOR plus the Applicable Margin. The “Applicable Margin” shall be, except in the case of foreign currency borrowings under the Term B Facility, (A) for LIBOR Loans under the (i) Revolving Facility, Term A Facility and Term B Facility, 2.00% per annum and (ii) Term C Facility, 4.00% per annum and (B) for ABR Loans under the (i) Revolving Facility, Term A Facility and Term B Facility, 1.00% per annum and (ii) Term C Facility, 3.00% per annum[a].

On and after the date (the “Trigger Date”) of delivery of financial statements for the fiscal quarter ending at least six months after the Closing Date, the Applicable Margin for the Revolving Facility and the Term A Facility shall be determined in accordance with a grid to be negotiated based on the then current Total Leverage Ratio.

Borrower may elect interest periods of 1, 2, 3 or 6 months (or if available to all Lenders, 9 or 12 months) for LIBOR borrowings.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans, except where ABR is determined pursuant to clause (iii) of the definition thereof).

Interest will be payable in arrears (a) for loans accruing interest at a rate based on LIBOR, at the end of each interest period (or every 90 days for interest periods greater than 90 days) and on the applicable maturity date, (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” means the highest of (i) Citibank, N.A.’s base rate; (ii) the three-month certificate of deposit rate plus 1/2 of 1%, and (iii) the Federal Funds Effective Rate plus 1/2 of 1%.

LIBOR will at all times include statutory reserves.

[a]	Assumes ratings for the First Priority Facilities on the Closing Date of at least BB-(stable) from S&P and Ba3(stable) from Moody’s (the “Baseline Ratings”). If the Baseline Ratings are not achieved but on the Closing Date the First Priority Facilities are rated either (i) at least B+(stable) from S&P and Ba3(stable) from Moody’s or (ii) at least BB-(stable) from S&P and B1(stable) from Moody’s, then the Applicable Margins for each of the Senior Secured Credit Facilities shall be increased by 25 basis points over the rates set forth above. If neither of the two previous sentences applies, then the Applicable Margins for each of the Senior Secured Credit Facilities will be increased by 50 basis points over the rates set forth above.

B-I-1

Default Rate:	The applicable interest rate plus 2% per annum payable upon demand with respect to overdue amounts only.

Commitment Fees:	A per annum commitment fee on the undrawn portion of the commitments in respect of the Revolving Facility shall accrue from the Closing Date at a rate per annum equal to 0.50% payable quarterly in arrears.

Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee not to exceed a rate per annum to be agreed upon on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

B-I-2

CONFIDENTIAL	EXHIBIT C

Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the Transaction Description relating to this Summary of Additional Conditions Precedent.

The initial borrowing under the Senior Secured Credit Facilities shall be subject to the following additional conditions precedent:

     1. Consummation of Spin-Off and Merger. The Spin-Off and Merger shall have been consummated or shall have been consummated in accordance in all material respects with the Acquisition Documents (without amendment, modification or waiver thereof which is adverse to the Lenders in any material respect without the prior consent of the Lenders), and the Lenders shall be reasonably satisfied with the structure of the Spin-Off and Merger, the Acquisition Agreement and all such related documentation (it being understood that, to the extent described in the Acquisition Documents, the Lenders are satisfied with such structure). Immediately following the Merger, Borrower and its subsidiaries will not have any indebtedness outstanding other than the Senior Secured Credit Facilities (and, if applicable, the Notes). Sources and uses of funds shall be substantially as set forth in Exhibit A.

     2. Financial Statements. The Commitment Parties shall have received audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Gemini and Borrower for the three fiscal years most recently ended before the Closing Date promptly after the same are available. Not later than 45 days after the end of each fiscal quarter of Gemini or Borrower, commencing with the fiscal quarter ending March 31, 2005, the Commitment Parties shall have received unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Gemini and Borrower for each such fiscal quarter (and, to the extent available and prepared in the ordinary course of business, for each completed month since the last such quarter), which audited and unaudited financial statements shall not be materially inconsistent with the financial statements previously provided to the Commitment Parties.

     3. Pro Forma Financial Statements; Projections. The Commitment Parties shall have received all pro forma financial statements (the “Pro Forma Financial Statements”) prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended (the “Securities Act”), reviewed by the independent registered accountants of Borrower, which would be required to be included in a Form S-4 of Borrower if an offering of securities on such form were being consummated to finance the Transactions, except that the Pro Forma Financial Statements shall also include a pro forma income statement for the most recent four quarters of Gemini and Borrower ending at least 45 days prior to the Closing Date. Borrower shall have delivered its then most recent projections through the 2013 fiscal year, prepared on a quarterly basis through the end of 2006 and on an annual basis for fiscal years 2007 to 2013, which shall not be inconsistent in any materially adverse respect with the projections provided to the Commitment Parties prior to the date of the Commitment Letter.

     4. Maximum Leverage Ratio. The Agent shall have received reasonably satisfactory evidence (including an officers’ certificate accompanied by satisfactory supporting schedules and other data) that the ratio of total debt (net of unrestricted cash and cash equivalents) of Borrower on a pro forma basis after giving effect to the Transactions to combined historical EBITDA of Gemini and Borrower for the trailing four quarters ended immediately prior to the Closing Date was not greater than 4.50:1, subject to non-cash purchase accounting adjustments that do not materially affect EBITDA.

     5. Senior Secured Credit Facilities. As a condition to the First Priority Facilities, Borrower shall have received not less than $350.0 million in gross cash proceeds from either (a) the issuance of the Notes

C-1

in a public offering or in a Rule 144A or other private placement or (b) the borrowings under the Term C Facility. The terms and conditions of the Notes, if issued, shall be reasonably satisfactory to the Commitment Parties.

     6. Perfection of Security Interests; Other Collateral Matters. The Lenders under the First Priority Facilities shall have a valid first priority lien on and security interest in the collateral referred to in Exhibit B under “Collateral” and the Lenders under the Term C Facility shall have a valid second priority security interest in such collateral; the Commitment Parties shall be reasonably satisfied with the arrangements to perfect all such security interests and to pay any applicable record taxes and filing fees; the Commitment Parties shall have received lien searches in such jurisdictions as they may reasonably request in order to evidence that the collateral is subject to no liens other than permitted liens to be agreed. The Agent shall have received reasonably satisfactory title insurance policies (including such endorsements as the Agent may require), and to the extent requested by the Agent, current certified surveys, evidence of zoning and other legal compliance, certificates of occupancy, legal opinions and other customary documentation required by the Agent with respect to all real property of Borrower and its subsidiaries subject to mortgages.

     7. Confidential Information Memorandum. The Lead Arrangers shall have received, not later than 45 days prior to the Closing Date (or such later date as the Lead Arrangers may specify), the complete printed Confidential Information Memorandum relating to the Senior Secured Credit Facilities suitable for use in a customary syndication of bank financing, with all financial statements (both audited and unaudited), information and projections relating to Gemini, Borrower and their respective subsidiaries as deemed reasonably necessary to be included therein by the Lead Arrangers.

     8. Offering Document for Notes; Rating of Notes. With respect to the Term C Facility, the Investment Banks (as defined in the Engagement Letter) shall have received, not later than 45 days prior to the Closing Date, a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show” relating to the Notes, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for Borrower as provided in Statement on Auditing Standards No. 100) and the Pro Forma Financial Statements), and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Notes as applicable or that would be necessary for the Investment Banks to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes. Upon delivery of such prospectus, offering memorandum or private placement memorandum Borrower will cause senior management personnel of Borrower and Gemini to participate in a customary road show for the sale of the Notes. The Investment Banks shall have been afforded a period of at least 45 days following receipt of the material described in the immediately preceding paragraph to seek to place the Notes with qualified purchasers thereof. The Notes shall have been rated by both Moody’s and S&P at least 45 days prior to the proposed Closing Date and the Commitment Parties shall have received confirmation thereof.

     9. Miscellaneous Closing Conditions. Other customary closing conditions, including delivery of satisfactory legal opinions of Borrower’s counsel; customary solvency certificate of Borrower and Borrower and its subsidiaries taken as a whole, accuracy of representations and warranties in all material respects; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Transactions; evidence of authority; compliance of the Transactions with applicable laws and regulations in all material respects; payment of fees and expenses; and reasonably satisfactory insurance (including, without limitation, the receipt of endorsements naming the Agent as loss payee or additional insured, as applicable) to the extent available at commercially reasonable rates.

C-2